Exhibit 99

TITAN WHEEL CORPORATION OF ILLINOIS ISSUES WINTER BONUS TO EMPLOYEES

QUINCY, Ill. - December 18, 2007 - Titan Wheel Corporation of Illinois, a subsidiary of Titan International, Inc. (NYSE: TWI), will issue a winter bonus to its employees on Tuesday, December 18, 2007. Titan Wheel President Ron Schildt said the total winter bonus payout for the subsidiary, with locations in Quincy, Ill., and Saltville, Va., is over $1.6 million U.S. Dollars. Employees will receive a portion of their bonus in $2 bills.
“Titan sends warm holiday greetings to each of our families,” said Schildt. “We’ve had a great year and continue to build our wheel business throughout the world. Our employees work very hard in keeping up with demand and producing high quality off-highway wheels—products that have built an outstanding reputation for the company.
“It is our hope that businesses throughout these areas will recognize Titan employees when they receive $2 bills through purchases or gifts,” said Schildt. “These are exceptional employees and citizens of the community, and deserve to be recognized for their efforts by others.”
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489